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                                                                    Exhibit 99.2

                                                                      [ATA LOGO]

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NEWS RELEASE
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Investor Relations Contacts: David M Wing, Chief Financial Officer (317) 240-7087
                      Roxanne Butler, Investor Relations Specialist (877) 834-0606
                                                    investor.relations@iflyata.com
                                       Media Contact: Angela Thomas (317) 240-7518
                                                      public.relations@iflyata.com

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       ATA HOLDINGS CORP. DISCLOSES LETTERS OF INTENT TO RE-PRICE CERTAIN
                            AIRCRAFT OPERATING LEASES


INDIANAPOLIS, September 2, 2003 -- ATA Holdings Corp. (NASDAQ: ATAH), the parent company of ATA Airlines, Inc., today announced that it has disclosed certain material information regarding its discussions with its aircraft lessors on a report on Form 8-K furnished with the Securities and Exchange Commission's EDGAR reporting system. The Company disclosed that it has entered into letters of intent with several of its aircraft lessors, to amend certain aircraft operating leases that were entered into with those parties in 2001, 2002 and 2003. The effect of the amendments would be to delay the payment of portions of the amounts due under those operating leases primarily between June 30, 2003 and March 31, 2005, which would considerably enhance the Company's liquidity. The payments delayed during this time period would be subsequently paid at various times throughout the remaining life of the amended leases. The effectiveness of the proposed operating lease amendments is contingent upon satisfaction of certain conditions, including entering into definitive amendments with each of these lessors and completion by September 30, 2003 of a restructuring of the Company's indebtedness.

         The Company refers to the report on Form 8-K which is available to the public at the SEC's website at http://www.sec.gov for more information.





Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements." These statements are based on ATA Holdings Corp.'s management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. More detailed information about those factors is set forth in filings made by ATA Holdings Corp. with the SEC. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.